CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION

                                 OF TEXXAR INC.

     Texxar Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     FIRST: That at a Company Meeting of the Board of Directors of Texxar Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered "4" so that, as amended said Article shall be read as follows:

     "4": "The total number of shares of stock which this corporation is authorized to issue is: Forty Million (40,000,000) shares of Common Stock with a par value of One hundredth of One Cent ($0.0001) per share, amounting to Four Thousand Dollars ($4,000.00)."

     SECOND: That said amendment was duly adopted with the provision of section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Texxar Inc. has caused its corporate seal to be affixed and this certificate to be signed by Aron Govil, its President, and Vandana Govil, its secretary, this 12th day of September, 2002.



                                                     By: /s/Aron Govil
                                                            President
(Corporate Seal)

                                                     By: /s/Vandana Govil
                                                            Secretary



                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 11:44 AM 09/12/2002
                                                          080570283 - 2957660